[St. Paul Travelers Logo]                       St. Paul Travelers Companies
                                                385 Washington Street
                                                St. Paul, MN 55102-1396
                                                www.stpaultravelers.com


News Release


    St. Paul Travelers' President and CEO Jay S. Fishman Elected Chairman;
                  Robert I. Lipp to Continue as Board Member

SAINT PAUL, Minn.-- Sept. 12, 2005--The Board of Directors of The St. Paul Travelers Companies, Inc. (NYSE:STA) today unanimously elected President and Chief Executive Officer Jay S. Fishman to the additional post of Chairman, effective immediately. Robert I. Lipp, who had held that position since the merger of The St. Paul Companies, Inc. and Travelers Property Casualty Corp. in April 2004, will remain a member of the Company's Board of Directors.

"I am pleased by the Board's confidence in me and am committed to realizing the potential of this great franchise for our customers, agents and brokers and employees, and to delivering superior value for our shareholders. Bob has been a tremendous partner, and I am pleased that we will enjoy the benefit of his wise counsel in the future through his continued service on our Board. Together with the people of St. Paul Travelers, we have accomplished a great deal since the merger that formed our company," said Mr. Fishman.

"I have enjoyed working with the talented professionals of this great company," said Mr. Lipp. "Together, we have created a company that is a strong industry leader. The integration of the two companies continues ahead of schedule, so I feel that the timing for this change in roles is appropriate. The strategies established under Jay's leadership are increasing our financial and operational momentum, and positioning the company for future success. I look forward to continuing to serve St. Paul Travelers as a Director."

CONTACT: St. Paul Travelers, Saint Paul
Media:
Shane Boyd, 651-310-3846
or
Marlene Ibsen, 860-277-9039
or
Joan Palm, 651-310-2685
or
Institutional Investors:
Maria Olivo, 860-277-8330
or
Individual Investors:
Marc Parr, 860-277-0779